UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

☑	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Lockheed Martin Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials
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Lockheed Martin Corporation
Supplement Dated April 8, 2025 to
2025 Proxy Statement and Notice of Annual Meeting Dated March 27, 2025

Withdrawal of Stockholder Proposal

To Our Stockholders:

This Supplement provides important updated information with respect to the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of Lockheed Martin Corporation (the “Company”) to be held virtually on Friday, May 9, 2025 at 9:00 a.m. EDT. This Supplement should be read in conjunction with the Company’s 2025 Proxy Statement.

Withdrawal of Proposal 6: Stockholder Proposal Requesting a Report on Hiring/Recruitment Discrimination

Effective April 7, 2025, the Bahnsen Family Trust, the proponent of Proposal 6: Stockholder Proposal Requesting a Report on Hiring/Recruitment Discrimination, has withdrawn the proposal. Accordingly, Proposal 6 will not be presented or voted upon at the 2025 Annual Meeting, nor will any votes cast in regard to Proposal 6 be tabulated or reported.

Voting and Other Matters

Other than withdrawn Proposal 6, the other proposals and nominations included in the Proxy Statement will proceed to a vote as originally stated. Notwithstanding the withdrawal of Proposal 6, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction forms.

None of the other agenda items are affected by this Supplement, and votes already submitted for those items remain valid and will be voted at the 2025 Annual Meeting on all proposals properly presented.

If you have already submitted your vote, you do not need to take any action, unless you wish to change or revoke your vote. If you have not yet submitted your vote, please submit your vote as soon as possible, disregarding Proposal 6. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.